March 31, 2009

Dear Valued Investor,

     I am pleased to share with you the third “Update from the President” letter regarding recent developments at Ireland Inc. (“The Company”). As some of you may have seen, we issued a very exciting news release recently regarding a new gold discovery at our Columbus Project.

     Our technical program has recently achieved two significant milestones: (a) the completion of a bulk leach test extracting gold and silver from the clays of the Columbus Project, and (b) the identification of a new area containing significant precious metal mineralization.

Bulk Leach Test Results Indicate Significant Gold and Silver Extraction Rates

     We have received results from an independent laboratory that was commissioned to conduct a bulk leach test on 1,738 pounds of material from our permitted mine area (Zone A) of the Columbus Project under Chain of Custody (“COC”) standards. No mineral processing operations, such as crushing, grinding, drying or screening, were performed on the sample prior to leaching. The material was analyzed using a caustic fusion technique and reported head grades of 0.055 ounces per ton (“opt”) gold (Au) and 0.520 opt silver (Ag). The material was then leached, resulting in the extraction of 0.047 opt Au and 0.464 opt Ag into solution. The precious metals were subsequently collected on resins and processed to produce Au and Ag bullion, for a net extraction of 0.038 opt Au and 0.385 opt Ag. This represents leach extraction of 86.2% of Au into solution and 69.1% of Au recovered as metal. The overall extraction was 0.043 opt Au equivalent. Upon completion of the test, the precious metal beads were delivered to the Company (see Figure 1). The Company will commission further testing in order to optimize net metal recovery.

     We are very pleased with these bulk leach results. Although not necessarily indicative of extractability throughout the entire basin, we believe that the simple leach process resulting in an 86% extraction rate into solution of the reported gold head grade represents another very positive step towards our goal of proving the economic feasibility of the Columbus Project. We will continue to conduct additional bulk tests to show process repeatability, which will move us closer to the ultimate goal of project feasibility.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

Drilling Program Indicates Significant Mineralization South of Permitted Area

     We also recently received assay results from independent consultants McEwen Geological LLC of Arvada, Colorado (“McEwen”) from 7 contiguous holes drilled within a newly discovered mineralized area (see Zone B in Figure 2). The drill samples were analyzed using a caustic fusion technique, and the results reported were from the extracted precious metals. The weight mean average grade for all the mineralized intercepts was 0.045 opt Au equivalent (see table below). The weight mean average grade for a potential surface mine area (0-100 feet) was 0.043 opt Au equivalent. The material from the surface to at least 100 feet is easily minable at low cost using the dredge-type mining method currently employed at our 270-acre mine site (Zone A) three miles to the north. Assay results from 7 additional holes drilled in Zone B have not yet been returned by McEwen. The Company will disclose the results from the additional 7 holes once those results have been returned and analyzed.

Zone B – Drill Results

Hole ID	Depth Drilled (ft)	Mineralized Interval[1] (ft)	Thickness (ft)	Au (opt)	Ag (opt)	Au (opt)[2] Equivalent
S7B	200’	0’ to 200’	200’	0.037	0.160	0.040
S8B	400’	0’ to 350’	350’	0.040	0.187	0.044
S9B	200’	0’ to 200’	200’	0.048	0.244	0.053
S10B	400’	0’ to 310’	310’	0.040	0.254	0.046
		360’ to 400’	40’	0.080	0.265	0.088
S11B	200’	0’ to 140’	140’	0.042	0.224	0.046
S12B	200’	0’ to 60’	60’	0.057	0.318	0.062
		150’ to 200’	50’	0.026	0.095	0.028
S13B	400’	0’ to 100’	100’	0.053	0.246	0.058
		170’ to 250’	80’	0.029	0.109	0.028
		290’ to 350’	60’	0.052	0.252	0.061
Weight Mean Average for All Drill Hole Intercepts				0.042	0.213	0.045

[1]	Mineralized Intervals were determined using a 0.020 opt Au equivalent cut-off.
[2]	Au Equivalent calculated using: $900/oz Au, $12/oz Ag

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

     The extent of the Zone A and Zone B mineralization has yet to be determined by further drill sample analysis. To confirm the drill results, we will conduct additional bulk sample tests in both Zone A and Zone B.

     Current drill results, together with geological modeling by McEwen, have outlined an area approximately ½ mile wide by 1-7/8 miles long in Zone B that hosts approximately 68 million (MM) tons of potentially minable material within 100 feet of the surface. Potential tonnages outlined to date are listed below. Additional exploration work will be required before proven or probable reserves can be established.

Location	Acres	Depth (ft)	Thickness (ft)	Potential Tonnage
Zone A – Mine Area	270	3’ to 40’	37’	14.8 MM tons
Zone B – (Holes S7B to S13B)	555	0’ to 100’	100’	68 MM tons

Columbus Project

     The Columbus Project consists of 19,680 acres of placer mineral claims, of which 380 acres are permitted for production (60-acre mill site and mill facility, 270-acre mine site, and 50-acre road access). We also have the option to acquire an additional 22,640 acres of placer mineral claims adjoining the current project area. The Company is currently permitted to mine in Zone A (792,000 tons per year to 40 feet in depth) for the purpose of extracting precious metals and calcium carbonate.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

     To date we have discovered two mineralized zones on the Columbus Project. Zone A encompasses the northern mineralized area, which includes the 380-acre permitted mine/mill area and an adjoining mineralized target to the south; and Zone B encompasses a mineralized zone, discovered by the drill program detailed above, which is located 3 miles south of the permitted production area.

     Our technical program at the Columbus Project has two primary objectives: (a) to prove mineral resources/mineable reserves, and (b) to determine the commercial feasibility of mining and extracting precious metals from these resources/reserves.

Mineral Resource Potential

     The objective of the drilling and pilot testing program is to determine the three-dimensional extent and economic potential of the gold/silver mineralization within Zones A and B, which had been previously identified during our surface sampling and geotechnical program.

     An earlier study of the permitted mine area, conducted by independent consultants SRK Consulting, reported 8.8 million tons of minable material for calcium carbonate production to a depth of 25 feet for the 270-acre mine site. In 2007, independent consultants Arrakis Inc. of Denver, Colorado (“Arrakis”) completed an 18-hole drill program that reported gold/silver mineralization to depths of 100 feet within the same mine area. A total of 154 samples were collected and analyzed from the 18 holes, totaling 1,560 feet of drilling. The average grade in the samples approximated 0.07 ounces per ton Au. Samples were collected under chain-of-custody (“COC”) and analyzed using acid microwave digestion and graphite furnace atomic absorption. The bulk sample results reported herein came from this area.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

     In 2008, McEwen completed another drill program for the Company consisting of 39 holes drilled to depths ranging from 200 feet to 400 feet below the surface. A total of 25 holes were drilled in or adjacent to Zone A and 14 holes in or adjacent to Zone B. The program was designed to test mineralized targets identified by our previous exploration work. Over 1,000 samples were collected under COC standards and delivered for testing and analysis to Arrakis and independent consultants AuRIC Metallurgical Laboratories of Salt Lake City, Utah (“AuRIC”).

Commercial Feasibility of Extraction

     In the fourth quarter of 2008, Arrakis completed construction and commenced pilot plant operations at our production facility located in Zone A. The purpose of this pilot plant test work is to determine the commercial viability of mining and extracting precious metals from the mineralized zones on the project.

     Arrakis has installed and commenced operation of a dredge mining unit, which allows material to be mined and handled as a slurry throughout the production process. This has proved very successful and is the preferred method of mining because of its low cost per ton of material mined.

     Operations at the pilot production facility have included the testing of various pieces of traditional equipment designed to make a gravity concentrate containing higher grades of precious metals. Adjustments continue to be made to the processing circuit in order to optimize precious metals recovery and determine the economics of this process. Bench and bulk leach tests are being conducted at off-site facilities.

     As noted earlier, an independent laboratory, AuRIC, conducted a bulk leach test on 1,738 pounds of materials that were collected by Arrakis under COC from the Zone A mine site. No mineral processing operations such as crushing, grinding, drying or screening were performed on the sample. Direct leaching of the material resulted in the extraction of 86.2% of the gold into solution and 69.1% of the gold recovered as metal, with an overall extraction of 0.043 opt Au equivalent value. Completion of the 1,738-pound bulk test by an independent laboratory represents a significant milestone that is indicative of a potential extraction process with commercial economic viability.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

Conclusion

     These bulk leach results, along with greater definition of the resource potential through our drill program, represent key elements in proving the Columbus Project’s feasibility. With our expanded production permits in hand, concentration testing underway at our on-site pilot production facility, and encouraging results from the bulk leach tests, we believe that upon completion of the pre-feasibility program, we can move swiftly to certify the production process and complete full project feasibility.

     If you would like to receive future updates by email, please subscribe to our email distribution list on the Company’s website at http://www.irelandminerals.com, or send an email request to info@irelandminerals.com. If you have any questions or comments, please do not hesitate to contact Carole Gilmore at (702) 932-0353, or RJ Falkner & Company, our investor relations firm, at (800) 377-9893.

Kind Regards,

Douglas Birnie
President – Ireland Inc.

P.S. If you wish to be removed from our distribution list for future updates please contact Carole Gilmore at cgilmore@irelandminerals.com, by phone at (702) 932-0353 or by fax at (702) 932-0338. If any of your associates would be interested in receiving future updates, please have them contact Carole by email or fax as listed above.

     This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainties surrounding estimates of mineralized material, and difficulties and uncertainties in obtaining governmental or administrative approvals. There is no assurance that the test results reported in this document are indicative of extraction rates throughout the Columbus Project. Additional exploration work is required before proved or probable reserves can be established. There is no assurance that the results of the Company’s pre-feasibility program will result in a decision to enter into commercial production. The Company undertakes no obligation to update the forward looking statements in this document.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338